Exhibit 99.1

AMRI Announces Fourth Quarter and Full Year 2013 Results
and Provides 2014 Guidance

Full Year 2013 Contract Revenue Growth of 11% to $210 Million and Adjusted Diluted EPS of $0.70

Albany, NY (February 12, 2014) – AMRI (NASDAQ: AMRI) today reported financial and operating results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter and Full Year 2013 Highlights:

•	Full year adjusted diluted EPS increased by 280% to $0.70; exceeds guidance of $0.67
•	Fourth quarter adjusted diluted EPS increased by 29% to $0.22
•	Increased full year adjusted EBITDA by 56% to $49.1 million, or 20% of revenue
•	Record full year contract revenue of $210.0 million, up 11% from the prior year
•	Record fourth quarter contract revenue of $59.7 million compared with $59.1 million from the prior-year period
•	Expanded fourth quarter contract margins to 21% from 18% in 2012, finishing the quarter with adjusted operating income of $2.7 million excluding royalties
•	Generated cash flow from operations of $28.2 million and completed $150 million bond offering, providing additional growth capital
•	FDA Warning Letter lifted at AMRI’s Burlington, Mass. aseptic fill and finish facility
•	Key leadership changes include new President and CEO, Senior Vice President of Discovery, Senior Vice President Sales and General Manager API, and Managing Director, AMRI India

Financial Guidance 2014:

•	Contract revenue between $231 and $240 million; an increase of 12% at the midpoint
•	Royalty revenue between $25 and $27 million; a decrease of 29% at the mid-point
•	Adjusted EBITDA between $51 and $55 million; up 8% at the midpoint
•	Adjusted diluted EPS range between $0.72 and $0.80, compared to $0.70 in 2013, an increase of 9% at the midpoint, despite a $10 to $12 million decrease in estimated royalties from Allegra.

Adjusted diluted EPS, adjusted EBITDA, and adjusted operating income excluding royalties are non-GAAP measures, which exclude certain items detailed later in this press release under the heading “Non-GAAP Adjustment Items”. Reconciliations of these non-GAAP measures to GAAP measures are included in Tables 1, 2 and 3 at the end of this press release.

“2013 was a pivotal year for AMRI and under Dr. D’Ambra’s leadership our teams executed very well to achieve strong results on both the top and bottom line,” said William S. Marth, AMRI’s president and chief executive officer. “Our contract business had a solid year with double-digit revenue growth and our results were also enhanced by the disciplined approach we took in managing our assets and cost structure. These efforts allowed us to achieve our objective of being profitable in fourth quarter 2013 excluding royalty revenue.”

“Considered a market leader for our expertise in chemistry and complex products, our business offers customers access to our global research and manufacturing capabilities, providing timely and cost effective solutions and giving us the opportunity to efficiently leverage these assets across our broad and diverse customer base,” continued Mr. Marth.

“We have come a long way from our origins as a research-oriented company largely dependent on royalties. We sit here today with a large, diversified portfolio of customers – over 300 plus from large pharma, biotech and specialty – and have exposure to a growing customer base, as the pharmaceutical industry looks to optimize their R&D investments,” continued Mr. Marth. “Based on changes we have made over the last few years, AMRI is well positioned to capture what we believe are attractive growth opportunities in a developing and growing market.”

“AMRI is poised for another strong year in 2014 where we expect contract revenue growth between 10% and 14%, and adjusted diluted EPS between $0.72 and $0.80, which compares to $0.70 in 2013, even as we anticipate the planned reduction in Allegra royalties,” said Michael Nolan, AMRI’s Chief Financial Officer and Treasurer. “We ended the year with $176 million in cash, and have approximately $33 to $37 million in forecasted operating cash flow during 2014. We intend to look for investment opportunities that meet our strategic goals and investment hurdles to further grow our business beyond industry rates.”

Fourth Quarter 2013 Results

Total revenue for the fourth quarter of 2013 was $67.1 million, compared to total revenue of $67.2 million reported in the fourth quarter of 2012.

Total contract revenue for the fourth quarter of 2013 was a record $59.7 million, an increase of 1.0% compared to total contract revenue of $59.1 million reported in the fourth quarter of 2012.

Royalty revenue in the fourth quarter of 2013 was $7.4 million, a decrease of 9% from $8.1 million in the fourth quarter of 2012. Royalty revenue for the fourth quarter of 2013 includes royalties from the Allegra products as well as $2.3 million from the net sales of certain amphetamine salts sold by Actavis.

Net income under U.S. GAAP was $4.5 million, or $0.14 per diluted share, in the fourth quarter of 2013, compared to U.S. GAAP net income of $1.9 million, or $0.07 per diluted share for the fourth quarter of 2012. Net income on an adjusted basis in the fourth quarter was $7.0 million or $0.22 per diluted share, compared to adjusted net income of $5.1 million or $0.17 per diluted share for 2012. Net income on an adjusted basis excludes the following items that are included under U.S. GAAP: the impact of restructuring charges, executive transition costs, convertible debt interest and amortization charges, and non-cash long-lived asset impairment charges.

Full Year 2013 Results

Total revenue for the full year was $246.6 million, an increase of $19.9 million or 9% compared to $226.7 million in 2012.

Total contract revenue for the full year was a record $210.0 million, an increase of $20.1 million or 11% from 2012.

Royalty revenue for the full year was $36.6 million, an increase of 2% from $36.0 million in 2012. Royalty revenue for 2013 includes royalties from the Allegra products as well as $9.0 million from the net sales of certain amphetamine salts sold by Actavis.

Net income under U.S. GAAP was $12.7 million or $0.40 per diluted share, compared to a net loss of $(3.8) million or $(0.12) per diluted share in 2012. Net income on an adjusted basis for the year ended December 31, 2013 was $22.3 million or $0.70 per diluted share, compared to adjusted net income of $7.5 million or $0.25 per diluted share in 2012. Net income on an adjusted basis excludes the following items that are included under U.S. GAAP: the impact of restructuring charges, non-cash long-lived asset impairment charges, litigation settlement charges, executive transition costs, and convertible debt interest and amortization charges.

For a reconciliation of net income (loss) and income (loss) per diluted share as reported to adjusted net income and adjusted income per diluted share for the 2013 and 2012 reporting periods, please see Table 1 at the end of this press release. For a reconciliation of income from operations to adjusted EBITDA for the twelve-month periods ended December 31, 2013 and December 31, 2012, please see Table 2 at the end of this press release. For a reconciliation of income from operations to adjusted income from operations excluding royalties, please see Table 3 at the end of this press release.

Segment Results

Discovery Services and Development/Small Scale Manufacturing

Discovery Services and Development / Small Scale Manufacturing (DDS) contract revenue for the fourth quarter was $18.4 million, a decrease of 12% from $21.0 million in 2012, with lower contract revenue in Development / Small Scale Manufacturing partially offset by higher contract revenue in Discovery Services. Full year contract revenue for DDS was $77.4 million, an increase of 5% compared to $73.4 million in 2012 driven by growth in Discovery Services. DDS contract margins were 13% in the fourth quarter compared with 9% in fourth quarter 2012.  Full year DDS contract margins ended at 14%, expanding 10% from 2012 contract margins of 4%, driven by increased capacity utilization and the benefit of previous cost reduction initiatives in both Discovery Services and Development / Small Scale Manufacturing.

Large Scale Manufacturing

Large Scale Manufacturing contract revenue for the fourth quarter was $41.3 million, an increase of 8% from $38.1 million in 2012. For the full year, contract revenue for Large Scale Manufacturing was $132.6 million, an increase of 14% compared to $116.4 million in the prior year. Large Scale Manufacturing contract margins were 25% in the fourth quarter compared with 23% in fourth quarter 2012. Full year contract margins ended at 21%, increasing 5% from 2012 contract margins of 16%, driven by a stronger mix and increased capacity utilization.

Liquidity and Capital Resources

At December 31, 2013, AMRI had cash, cash equivalents, and restricted cash of $180.5 million, compared to $28.5 million at December 31, 2012. The increase is primarily driven by net proceeds from the issuance of convertible debt of $134.8 million and cash flow from operations of $28.2 million, partially offset by capital expenditures of $11.1 million. Total common shares outstanding, net of treasury shares, were 31,597,668 at December 31, 2013.

Fourth Quarter and Full Year Results Conference Call

The company will hold a conference call at 10:00 a.m. ET on Wednesday, February 12, 2014 to discuss its fourth quarter and full year financial results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. The conference call can be accessed by dialing 888-401-4669 (domestic calls) or 719-785-1753 (international calls) at 9:50 a.m. ET and entering passcode 8013552. The audio webcast will be available live via the Internet and can be accessed on the company’s website at www.amriglobal.com. Replays of the audio webcast can also be accessed for up to 90 days after the call via the investor area of the company’s website at www.amriglobal.com/investor_relations/.

About AMRI

Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization offering customers fully integrated drug discovery, development and manufacturing services. For over 22 years, AMRI has demonstrated its adaptability as the pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. This experience, a track record of success and locations in the United States, Europe and Asia now provides our customers with SMARTSOURCING™, a full range of value-added opportunities providing customers with informed decision-making, enhanced efficiency and more successful outcomes at all stages of the pipeline. AMRI has also successfully partnered R&D programs and is actively seeking to out-license its remaining programs for further development. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue, contract revenue, adjusted EBITDA and adjusted diluted income from operations and adjusted diluted earnings per share for the full year 2014, statements made by the company's Chief Executive Officer and Chief Financial Officer, including statements under the caption “Financial Guidance 2014,” statements regarding the strength of the company’s business and prospects, statements regarding the actions taken to reduce cost and improve operating performance, and statements concerning the company’s momentum and long-term growth, including expected results for 2014 and possible investment opportunities. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets; sales of Allegra® and the impact of the “at-risk” launch of generic Allegra®, the OTC conversion of Allegra® and the generic and OTC sales of Allegra in Japan on the company’s receipt of significant royalties under the Allegra® license agreement; the success of the sales of other products for which the company receives royalties; the risk that the company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra® license agreements; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; the company’s ability to enforce its intellectual property and technology rights; the company’s ability to obtain financing sufficient to meet its business needs; the company’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations; the results of further FDA inspections; the company’s ability to effectively maintain compliance with applicable FDA and DEA regulations; the company’s ability to integrate past or future acquisitions and make such acquisitions accretive to the company’s business model, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission on March 18, 2013, and the company's other SEC filings. Revenue, contract revenue, adjusted diluted EPS, adjusted EBITDA and other financial guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of income (loss) from operations, net income (loss), and earnings (loss) per diluted share, as adjusted to exclude certain long-lived asset impairment charges, restructuring charges, executive transition costs, litigation settlement charges, convertible debt interest and amortization charges, and other charges in the 2012 and 2013 periods. We have also presented non-GAAP measures of adjusted EBITDA, which in addition to the items excluded above, further exclude the impact of interest income and expense, depreciation and amortization expense, and income tax expense or benefit. Finally, we have presented a non-GAAP measure of adjusted operating income excluding royalties, which in addition to excluding the adjustments to income from operations under U.S GAAP described above, further excludes the impact of recurring royalty revenues and associated technology incentive compensation expense. Exclusion of these items allows comparisons of operating results that are consistent over time. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income (loss) from operations, net income (loss) or earnings (loss) per diluted share prepared in accordance with U.S. GAAP. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are set forth in Tables 1, 2, and 3. Our projected 2014 adjusted EPS and EBITDA, however, are only provided on an adjusted basis. It is not feasible to provide U.S. GAAP EPS or EBITDA guidance because the excluded items are difficult to predict and estimate and are primarily dependent on future events.

Contacts:

Investors: Michael Nolan, AMRI Chief Financial Officer, 518-512-2261
Media: Gina Rothe, AMRI Communications, 518-512-2512

Albany Molecular Research, Inc.

Selected Consolidated Balance Sheet Data

(unaudited)

(Dollars in thousands, except for per share data)	December 31, 2013	December 31, 2012

Cash and cash equivalents	$175,928	$23,293
Restricted cash	714	702
Accounts receivable, net	52,216	42,496
Royalty income receivable	7,523	8,180
Inventory	31,991	28,216
Total current assets	279,268	113,424
Restricted cash	3,810	4,524
Property and equipment, net	127,775	135,519
Total assets	445,268	262,862

Total current liabilities	43,902	35,986
Long-term debt, excluding current installments, net of unamortized debt discount	123,135	7,227
Total liabilities	199,564	56,721
Total stockholders’ equity	245,704	206,141
Total liabilities and stockholders’ equity	445,268	262,862

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Year Ended
(Dollars in thousands, except for per share data)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Contract revenue	$59,715	$59,131	$210,001	$189,858
Recurring royalties	7,407	8,081	36,574	35,988
Milestone revenue	—	—	—	840
Total revenue	67,122	67,212	246,575	226,686

Cost of contract revenue	47,103	48,483	171,923	168,064
Technology incentive award	513	670	2,767	3,143
Research and development	44	106	414	906
Selling, general and administrative	11,004	10,443	42,256	40,904
Restructuring	1,075	889	7,183	4,632
Impairment	417	4,367	1,857	8,334
Total operating expenses	60,156	64,958	226,400	225,983

Income from operations	6,966	2,254	20,175	703

Interest expense, net	(1,000)	(90)	(1,244)	(454)
Other (expense) income, net	(99)	971	772	(130)

Income before income taxes	5,867	3,135	19,703	119

Income tax expense	1,375	1,219	7,023	3,896

Net income (loss)	$4,492	$1,916	$12,680	$(3,777)

Basic earnings (loss) per share	$0.14	$0.07	$0.41	$(0.12)

Diluted earnings (loss) per share	$0.14	$0.07	$0.40	$(0.12)

Table 1: Reconciliation of the three months and year ended December 31, 2013 and 2012 reported income from operations, net income (loss) and earnings (loss) per diluted share to adjusted income from operations, adjusted net income and adjusted diluted earnings per share:

(Dollars in thousands, except for per share data)
Non-GAAP Measures

	QTD	QTD	YTD	YTD
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Income from operations, as reported	$6,966	$2,254	$20,175	$703
Impairment charges	417	4,367	1,857	8,334
Restructuring charges	1,075	889	7,183	4,632
Litigation settlement	-	-	1,946	-
Executive transition costs	1,115	396	1,630	1,397
Other (a)	-	23	-	23
Income from operations, as adjusted	$9,573	$7,929	$32,791	$15,089

Net income (loss), as reported	$4,492	$1,916	$12,680	$(3,777)
Adjustments, net of tax:
Impairment charges	223	2,839	1,476	6,709
Restructuring charges	962	609	5,362	4,166
Litigation settlement	-	-	1,265	-
Executive transition costs	725	257	1,060	908

Convertible debt interest and amortization charges	609	-	609	-
Other (b) (c) (d)	-	(524)	(189)	(522)
Net income, as adjusted	$7,011	$5,097	$22,263	$7,484

Earnings (loss) per diluted share, as reported	$0.14	$0.07	$0.40	$(0.12)
Adjustments, net of tax:
Impairment charges	0.01	0.09	0.05	0.22
Restructuring charges	0.03	0.02	0.17	0.14
Litigation settlement	-	-	0.04	-
Executive transition costs	0.02	0.01	0.03	0.03

Convertible debt interest and amortization charges	0.02	-	0.02	-
Other (b) (c) (d)	-	(0.02)	(0.01)	(0.02)
Earnings per diluted share, as adjusted	$0.22	$0.17	$0.70	$0.25

Table 2: Reconciliation of the years ended December 31, 2013 and 2012 reported income from operations to adjusted EBITDA:

	YTD	YTD
	December 31, 2013	December 31, 2012
Income from operations, as reported	$20,175	$703
Impairment charges	1,857	8,334
Restructuring charges	7,183	4,632
Litigation settlement	1,946	-
Executive transition costs	1,630	1,397
Other	-	23
Income from operations, as adjusted	32,791	15,089
Add: Non-operating (expense) income net, as reported	772	(130)
Other (e) (f)	(291)	(825)
Add: Depreciation and amortization	15,871	17,330
Adjusted EBITDA	49,143	31,464

Table 3: Reconciliation of the three months ended December 31, 2013 reported income from operations to adjusted income from operations excluding royalties:

QTD
December 31, 2013
Income from operations, as reported	$6,966
Impairment charges	417
Restructuring charges	1,075
Executive transition costs	1,115
Income from operations, as adjusted	9,573
Deduct: Recurring royalty revenue	(7,407)
Add: Technology incentive award	513
Adjusted income from operations excluding royalties	2,679

(a)	Other items in the reconciliation of adjusted income from operations for the three months and year ended December 31, 2012 include FDA remediation costs of $23.
(b)	Other items in the reconciliation of adjusted net income and adjusted diluted earnings per share for the three months ended December 31, 2012 include settlements of acquisition related contingencies of $358 and recoveries of FDA remediation costs of $166, net of tax.
(c)	Other items in the reconciliation of adjusted net income and adjusted diluted earnings per share for the year ended December 31, 2013 include insurance demutualization gains of $252 and losses on the disposal of Bothell facility assets of $(63), net of tax.
(d)	Other items in the reconciliation of adjusted net income and adjusted diluted earnings per share for the year ended December 31, 2012 include settlements of acquisition related contingencies of $460, recoveries of FDA remediation costs of $182, and write-offs of deferred financing costs of $(120), net of tax.
(e)	Other items in the reconciliation of adjusted EBITDA for the year ended December 31, 2012 include settlements of acquisition related contingencies of $707, recoveries of FDA remediation costs of $303, and write-offs of deferred financing costs of $(185).
(f)	Other items in the reconciliation of adjusted EBITDA for the year ended December 31, 2013 include insurance demutualization gains of $388 and losses on the disposal of Bothell facility assets of $(97).